Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement (this “Agreement”) dated as of December 2, 2004 (the “Effective Date”), by and between Internap Network Services Corporation, a Delaware corporation (the “Company”), and Gregory A. Peters (“Executive”) (collectively the “Parties”).

WITNESSETH:

WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of March 28, 2002 (“Prior Employment Agreement”); and

WHEREAS, the parties now desire to amend the Prior Employment Agreement in a number of respects and to restate such agreement as hereinafter provided; and

WHEREAS, Executive desires to continue his employment with the Company on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1. Position and Duties. Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment, as President and Chief Executive Officer of the Company and shall have such responsibilities, duties and authority as are commensurate with such position and as may from time to time be assigned to Executive by the Board (as defined below). Executive hereby agrees that during the term of this Agreement he will devote substantially all his working time, attention and energies to the diligent performance of his duties. Executive shall report to the Company’s Board of Directors and shall work from the Company’s headquarters office in Atlanta, Georgia. From and after January 1, 2006, and with the prior consent of the Board and to the extent permitted under applicable law, Executive may serve as a director or trustee on the board of directors or trustees of one additional company or educational or charitable organization.

2. Base Salary. Executive shall receive an annual base salary of $ 350,000 (“Base Salary”). Payment of Base Salary shall be subject to standard payroll tax withholdings and deductions. Executive’s Base Salary shall be paid semi-monthly in accordance with the Company’s standard payroll practices. Executive’s Base Salary may be increased or decreased from time to time by the Company’s Board of Directors or the Compensation Committee of such Board of Directors (in either case, the “Board”) in their sole discretion.

3. Performance-Based Bonus. While the Company has not decided to implement a bonus plan (“Bonus”) for Executive and other senior executive officers at this time, should it do so in the future its present intention is that Executive’s Bonus would be from 50% to up to 150% of Executive’s Base Salary, prorated if less than a full year. Performance metrics for the Bonus, if any, for 2004 shall be established by the Board and in their sole and reasonable discretion as soon as practicable after a determination has been made to implement a Bonus plan for Executive and other senior executive officers. Performance metrics for and target amounts of the Bonus for 2005 and each subsequent calendar year shall be established on or before February 28 of the year to which the Bonus relates. The Board in its sole and reasonable discretion shall determine, on or before February 28 of the year in which the Bonus would be payable, whether a Bonus is payable and, if so, the amount of such Bonus. Unless otherwise determined by the Board, all Bonus payments shall be made on the Company’s first regular payroll date following such determination and shall be subject to standard payroll tax withholdings and deductions. To be eligible for a Bonus, Executive must be continuously employed by the Company through the date on which the Bonus is paid. Executive recognizes and agrees that: (a) the Company may in its sole discretion and with reasonable notice to Executive determine that any Bonus, if payable, may be paid in whole or in part in the Company’s common stock or other equity securities, including restricted stock and stock options; and (b) the Company may in its sole discretion suspend or discontinue any bonus program at any time without any liability on the part of the Company.

4. Equity Compensation. The Board in its sole discretion may after the Effective Date award additional options or equity or other equity-based compensation to Executive on terms, in amounts and subject to performance goals as determined by the Board (any such options, together with Company stock options heretofore granted to Executive, also being referred to hereinafter as “Options” and any such equity or equity-based compensation being referred to herein as “Additional Equity Compensation”).

5. Employee Benefits. Executive shall be entitled to participate in all employee benefit, welfare and other plans and programs generally applicable to employees of the Company. Except as provided herein, the Company reserves the right to modify Executive’s compensation and benefits from time to time as it deems necessary.

6. Vacation. Executive shall accrue twenty (20) days of combined vacation/sick leave annually. Executive also shall receive three (3) personal days each year. Executive shall have the right to carry over unused vacation from any one-year period to any other subsequent one-year period.

7. Nature of Employment. Executive’s employment with the Company shall be at-will. Both Executive and the Company shall have the right to terminate the employment relationship at any time, with or without cause, and with or without advance notice.

8. Severance Payments. Upon Executive’s involuntary termination by the Company of employment without Cause (as defined below), Executive shall receive a cash severance payment equal to two (2) times Executive’s then-current Base Salary. Payment of such severance amounts shall be subject to standard payroll tax withholdings and deductions. In addition to the severance benefits provided above, upon Executive’s involuntary termination of employment without Cause, all of Executive’s unvested Options and Additional Equity Compensation shall lapse and expire, and all of Executive’s vested Options shall remain exercisable no later than three months after the date of termination. No payment or acceleration of Options or Additional Equity Compensation shall be made pursuant to this Section 8 unless prior to or concurrent with such payment a valid release has been executed and delivered by Executive and becomes effective in accordance with Section 11 hereof. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits or rights under this Section 8 if Executive also is eligible for payments and/or benefits under Section 9 hereof.

9. Change in Control Payments and Acceleration. Upon Executive’s involuntary termination of employment without Cause (as defined below) or voluntary termination of employment for Good Reason, in either case within 12 months after a Change in Control, (i) the Company shall pay Executive a cash severance payment equal to two and one-half (2.5) times the sum of Executive’s then-current Base Salary and maximum target Bonus and (ii) all of Executive’s unvested Options and Additional Equity Compensation shall become vested, free of restrictions and immediately exercisable for the remaining term of the relevant grant or award.

Payment of such severance payments shall be subject to standard payroll tax withholdings and deductions.

No payment or acceleration of Options or Additional Equity Compensation shall be made unless prior to or concurrent with such payment a valid release has been executed and delivered by Executive and becomes effective in accordance with Section 11 hereof.

Executive will continue to receive the healthcare and life insurance coverages in effect on his date of termination for twenty-four (24) months after the date of termination pursuant to this Section 9 just as if he had remained an active employee of the Company, subject to Executive paying the customary employee portion of such coverages, provided that if the Company cannot continue to cover Executive under its plans, the Company will separately provide Executive with comparable coverages or pay Executive in a lump sum the costs of such coverages.

For purposes of this Agreement, “Change in Control” shall mean the happening of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section;

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso), shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;

(iii) The approval by the stockholders of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”) or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude;

(ii) violation by Executive of the Company’s Code of Conduct or other material policies;

(iii) gross omission or gross dereliction of any statutory, common law or other duty of loyalty to the company or any of its affiliates; or

(iv) repeated failure to carry out the duties of Executive’s position despite specific instructions to do so.

Executive shall not be deemed to have been terminated for “Cause” until there shall have been delivered to him written notice, not less than ten (10) days prior to the proposed termination date, specifying the basis for such termination. With respect to clause (iv) above and in a situation where the Board has determined in its sole discretion that remediation is an effective remedy, Executive shall not be deemed to have been involuntarily terminated for Cause unless and until a notice is delivered to Executive by the Board setting forth (i) the conduct deemed to qualify as Cause, (ii) reasonable action that would remedy such objectionable conduct, and (iii) a period of time not to exceed thirty calendar days within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within period of time.

For purposes of this Agreement, Good Reason shall mean any one of the following events which occurs without Executive’s written consent: (i) a significant adverse change in Executive’s job title, authority or responsibilities, including any change in the reporting relationship between Executive and the Board; (ii) a significant reduction in Executive’s compensation and benefits from the compensation or benefits paid or provided in the prior fiscal year or calendar year; or (iii) a change of more than fifty (50) miles from Executive’s permanent workplace without Executive’s consent.

10. Parachute Payments. If any cash compensation payment, employee benefits or acceleration of vesting of stock options or other stock awards Executive would receive in connection with a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of stock awards. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment arises (if requested at that time by the Company or Executive) or at such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

11. Release. Upon termination of Executive’s employment, unless Executive shall have executed and provided the Company with an effective release in a form reasonably satisfactory to the Company, Executive shall not receive any severance payments or benefits provided under this Agreement.

12. Confidentiality. Executive agrees that information not generally known to the public to which he will be exposed as a result of his employment by the Company is confidential information that belongs to the Company. This includes information developed by Executive, alone or with others, or entrusted to the Company by its customers or others. The Company’s confidential information includes, without limitation, information relating to the Company’s trade secrets, research and development, inventions, know-how, software, procedures, accounting, marketing, sales, creative and marketing strategies, employee salaries and compensation, and the identities of customers and active prospects to the extent not publicly disclosed (collectively, “Confidential Information”). Executive will hold the Company’s Confidential Information in strict confidence, and not disclose or use it except as authorized by the Company and for the Company’s benefit.

Executive further acknowledges and agrees that in order to enable the Company to perform services for its customers or clients, such customers or clients may furnish to the Company certain Confidential Information, that the goodwill afforded to the Company depends upon the Company and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of the Company for all purposes under this Agreement.

13. Non-Competition. Executive recognizes and agrees that Internap has many substantial, legitimate business interests that can be protected only by his agreement not to compete with Internap under certain circumstances. These interests include, without limitation and on a national basis, Internap’s contacts and relationships with its clients and active prospects, Internap’s reputation and goodwill in the industry, and Internap’s rights in its Confidential Information. Therefore, Executive agrees that during the term of his employment with Internap and for a period of two (2) years after his employment ends for any reason whatsoever, he shall not, voluntarily or involuntarily, directly or indirectly, on his own behalf or on the behalf of another, whether as an employee, contractor consultant, director or agent or in another capacity, engage in the businesses of (i) managed high performance Internet connectivity, (ii) hosting or collocation services, (iii) virtual private network services (iv) content distribution network services or (v) any other line of business in which the Company is then engaged for (x) any account that is a customer of Internap or its affiliates unless he is providing substantially different services to any such customer from the services he provided to Internap or (y) any competitor of Internap or its affiliates.

Executive also agrees that during the term of his employment with Internap and for a period of one (1) year after such employment ends for any reason whatsoever, he shall not directly or indirectly employ or seek to employ any person employed by Internap nor directly or indirectly solicit or induce any such person to leave Internap.

Executive acknowledges that the breach or threatened breach of the above noncompetition and/or nondisclosure provisions would cause irreparable injury to Internap that could not be adequately compensated by money damages. Internap may obtain a restraining order and/or injunction prohibiting my breach or threatened breach of the noncompetition and/or nondisclosure provisions, in addition to any other legal or equitable remedies that may be available. Executive agrees that the above noncompetition provision, including its duration, scope and geographic extent, is fair and reasonably necessary to protect Internap’s client relationships, goodwill, Confidential Information and other protectable interests.

If Executive wishes to compete with the Company during the two-year period after his termination of employment, Executive will submit a bona fide written offer of employment he has received from a prospective employer to the Company’s Chairman of the Board of Directors and General Counsel, who will analyze such proposed employment in light of the then current facts and circumstances. The Chairman may, in his sole and reasonable discretion, provide a written waiver of all or a portion of the non-compete limitations imposed on Executive. If such written waiver is unreasonably withheld, Executive shall remain subject to the non-compete limitations. The non-solicitation obligations set forth above are not subject to the potential waiver described in the preceding sentence and will remain in full force and effect pursuant to its terms. Executive will fully defend, indemnify and hold harmless the Company for any claims brought against it by Executive or third parties as a result of any decision the Company makes not to waive Executive’s non-compete obligations.

14. No Restrictions. No Restrictions. Executive represents to the Company that he has not executed or is not bound by any non-competition covenant or non-solicitation covenant or any other undertaking similar to either of the foregoing that would prevent him from performing the duties and responsibilities of the position set forth in Section 1 of this Agreement.

15. Contract Non-Assignable. The Parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

16. Successors: Binding Agreement. In addition to any obligations imposed by law upon any successor to, or transferor of, the Company, the Company will require any successor to, or transferor of, all or substantially all of the business and/or assets of the Company or the stock of the Company (whether direct or indirect, by purchase, merger, reorganization, liquidation, consolidation or otherwise) to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute the basis for Executive to terminate the Executive’s employment for Good Reason during the 90-day period after such succession and to receive the compensation and benefits provided in Section 9 above.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and by the Company’s successors and assigns. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.

17. Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.

18. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:	Internap Network Services Corporation
250 Williams Street
Atlanta, Georgia 30303
ATTN: General Counsel, with a copy to the Chairman of the Board

To the Executive:	Gregory A. Peters
1022 Arbor Trace
Atlanta, Georgia 30319

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

19 Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

20 Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

21. Indemnification. During the term of this Agreement and after Executive’s termination for a period of three (3) years, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except for changes mandated by law. During the term and for a period of three (3) years after Executive’s termination, Executive shall be covered in accordance with the terms of any policy of directors and officers liability insurance maintained by the Company for the benefit of its officers and directors.

22. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto.

22. Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

23. Review of Disputes; Expenses. All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive’s claim has been denied. In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful (other than in an immaterial way), in whole or in part, in obtaining or enforcing any material rights or benefits through settlement, arbitration, litigation or otherwise, the Company shall promptly pay Executive’s reasonable legal fees and expenses incurred in enforcing this Agreement. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.

24. Withholding of Taxes. All payments to Executive pursuant to the Agreement (whether prior to or after Executive’s termination of employment) shall be subject to applicable tax withholdings and deductions.

25. Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations.

From and after the Effective Date, this Agreement shall supersede any employment, severance, change of control or other agreement, including the Prior Employment Agreement, whether oral or written, between the Parties with respect to the subject matter hereof (other than arrangements effected under compensation plans generally applicable to other senior executive officers of the Company).

26. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written.

INTERNAP NETWORK SERVICES CORPORATION

By	/s/ Eugene Eidenberg	/s/ Gregory A. Peters
Name:	Eugene Eidenberg	Gregory A. Peters
Title:	Chairman of the Board